Exhibit 99.1

Company Contact: Michael Anthofer EVP and CFO 408-321-6711 Moriah Shilton Investor Relations 408-321-6713 Judy Erkanat Media Relations 408-321-6751

Tessera Technologies Provides Legal Update

SAN JOSE, Calif. –May 23, 2011 – Tessera Technologies, Inc. (NASDAQ: TSRA) today provided a status update on certain ongoing legal actions and announced a new legal action by its wholly-owned subsidiary Invensas Corporation.

U.S. International Trade Commission’s (ITC) Investigation No. 337-TA-630 (“DRAM ITC action”).

Today, the U.S. Court of Appeals for the Federal Circuit affirmed-in-part, and vacated-in-part, the ITC’s final determination in the action brought by Tessera, Inc. against certain DRAM manufacturers, Investigation No. 337-TA-630 (“DRAM ITC action”). The Court of Appeals affirmed that U.S. Patent No. 5,663,106 was valid, infringed as to the accused ƒÊBGA products, but not infringed as to the accused wBGA products. The Court also affirmed that Tessera, Inc.’s patent rights were exhausted as to certain accused products purchased from Tessera, Inc. licensees.

Because the other two patents at issue, U.S. Patent No. 5,679,977 and U.S. Patent No. 6,133,627, expired before the appeal could be decided, the Court also vacated, at Tessera, Inc.’s request, the portion of the ITC’s decision related to these two patents.

“Although we are somewhat disappointed in today’s decision by the U.S. Court of Appeals, we do not believe it will have a material impact on our business,” said Robert A. Young, president and chief executive officer, Tessera Technologies, Inc. “Under Tessera, Inc.’s historical Tessera Compliant Chip (TCC) program, licensed customers have access to a patent portfolio of approximately 250 patents, and a court’s decision on a single patent, one which it found valid, does not alter each licensee’s obligation to pay royalties. In addition, we have recently announced that our Invensas Corporation subsidiary’s patent portfolio of approximately 280 patents and patent applications is available for licensing, and we are in discussions with multiple DRAM companies with respect to that portfolio.

“We will have an opportunity to appeal today’s ruling and are continuing to review other avenues open to us to ensure we are fully compensated for use of our technology,” concluded Young.

Tessera has 45 days to petition the panel and/or the full Court of Appeals for rehearing, and may petition the U.S. Supreme Court for a writ of certiorari within 90 days after entry of the judgment or any requests for rehearing are denied, whichever is later.

The respondents in the DRAM ITC action include Acer, Inc., Centon Electronics, Inc., Elpida Memory, Inc., Kingston Technology Co., Inc., Nanya Technology Corporation, Powerchip Semiconductor Corp., ProMOS Technologies Inc., Ramaxel Technology Ltd., and Smart Modular Technologies, Inc. The patents at issue are U.S. Patent No. 5,663,106, U.S. Patent No. 5,679,977 and U.S. Patent No. 6,133,627.

Patent Infringement Lawsuit against Renesas Electronics Corporation

On May 23, 2011, Invensas Corporation filed a complaint against Renesas Electronics Corporation in the United States District Court for Delaware, alleging infringement of U.S. Patents No. 6,825,554, 6,777,802, 6,566,167 and 6,396,140. To avoid confusion, please note that this patent infringement suit is different than the patent infringement lawsuit filed by Tessera, Inc. against Renesas on Oct. 1, 2010.

Breach of Contract Suit against UTAC-Taiwan

On April 25, 2011, Tessera, Inc.’s case in the United States District Court for the Northern District of California against UTAC (Taiwan) Corporation alleging breach of contract, breach of the covenant of good faith and fair dealing, and seeking declaratory relief was reassigned to Judge Edward J. Davila. Judge Davila was very recently confirmed to the U.S. District Court for the Northern District of California, and such reassignments commonly occur. The hearing on UTAC’s motion to dismiss the complaint and a case management conference are scheduled for July 15, 2011.

Wireless ITC Action

On March 29, 2011, the U.S. Court of Appeals for the Federal Circuit denied the Respondents’ ATI Technologies, Freescale Semiconductor, Inc., Qualcomm, Inc., Spansion, Inc., Spansion, LLC and STMicroelectronics N.V. petitions for rehearing.

Tessera, Inc.’s District Court cases against the respondents in the Wireless ITC Action remain stayed pending resolution of all appeals. The Respondents have until June 27, 2011, to petition the U.S. Supreme Court for a writ of certiorari. The parties intend to request that the case management conference before the District Court, currently scheduled for June 7, 2011, be rescheduled to on or after Nov. 8, 2011.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to Tessera's licensing and litigation strategies (including appellate strategies), customer relationships and procedural schedules. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., headquartered in San Jose, California, develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices. More than 65% of Tessera's employees are dedicated technologists or inventors. The company’s micro-

electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging technology, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. Tessera’s imaging and optics solutions provide cost-effective, high-quality camera functionality in electronic products through technologies that include Extended Depth of Field (EDOF), zoom and MEMS-based auto-focus. The company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications For information call 1.408.321.6000 or go to www.tessera.com.

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